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                      April 27, 2021

       Dongmei Li
       Chief Financial Officer
       Bright Scholar Education Holdings Limited
       No.1, Country Garden Road
       Beijiao Town, Shunde District
       Foshan, Guangdong 528300
       People's Republic of China

                                                        Re: Bright Scholar
Education Holdings Limited
                                                            Form 20-F for the
Fiscal Year Ended August 31, 2020
                                                            Filed December 23,
2020
                                                            File No. 001-38077

       Dear Mr. Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services